Exhibit 99.7

CONSENT OF Fuk Yuen Bernie Suen

The Great Restaurant Development Holdings Limited (the “Company”) intends to file a Registration Statement on Form F-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated:                             2024

By:	/s/ Fuk Yuen Bernie Suen
Fuk Yuen Bernie Suen